Exhibit 99.1

Nexters Inc.

Ritter House

Wickhams Cay II

PO Box 3170

Road Town

Tortola, VG1110

British Virgin Islands

March 30, 2021

Re: Nexters Inc.— Registration Statement on Form F-4

Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

Nexters Inc., a business company incorporated in the British Virgin Islands (the “Company”), is making this representation in connection with the Company’s filing on the date hereof of its registration statement on Form F-4 (the “Registration Statement”) relating to a proposed initial public offering in the United States of the Company’s ordinary shares and warrants to purchase ordinary shares in connection with a business combination of the Company, Kismet Acquisition One Corp., a blank check company incorporated under the laws of the British Virgin Islands (“Kismet”), and Nexters Global Ltd., a private limited liability company domiciled in Cyprus (the “Target”), pursuant to a business combination agreement dated as of January 31, 2021, by and among the Company, Kismet and the Target, among others.

The Company has included in the Registration Statement audited consolidated financial statements for the Target as of December 31, 2019.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-4 must contain audited financial statements of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.2. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, as amended and effective on November 5, 2018, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.              The Target is not required by any jurisdiction outside the United States to prepare, and has not prepared, consolidated financial statements audited under any generally accepted auditing standards for any period subsequent to December 31, 2019.

2.              Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for each of the Target or the Company.

3.              The Company does not anticipate that the Target’s audited financial statements for the year ended December 31, 2020 will be available until late March 2021.

4.              In no event will the Company seek effectiveness of its Registration Statement on Form F-4 if the Target’s audited financial statements are older than 15 months at the time of the offering.

The Company is filing this representation as an exhibit to the Registration Statement on Form F-4 pursuant to Instruction 2 to Item 8.A.4.

Nexters Inc.

By:	Andrey Fadeev
Title:	Sole Director